Exhibit 99

FOR IMMEDIATE RELEASE

Contact: Patrick Freeman, President/CEO

Phone: 866-777-7777

e-mail: pfreeman@cordiacorp.com

Cordia Announces Long-Term Multi-State Commercial Agreement for Wholesale Services with

Verizon Communications

Orlando, Florida (January 25, 2005) – Cordia Corporation (OTCBB:  CORG) today announced that it has executed a definitive commercial agreement with Verizon Communications (NYSE:VZ) that will replace the existing wholesale network leasing arrangement known as Unbundled Network Element Platform (UNE-P) used to serve Cordia’s consumer and small-business customers.  Verizon’s Wholesale Advantage Agreement with Cordia, which includes restructured pricing and expanded product offerings, provides for the continued availability of wholesale services through at least December 2009.  With the signing of this agreement, Cordia can continue its plans to grow its existing bundled local, long distance and broadband telecommunications services offerings in New Jersey, New York, and Pennsylvania and expand into additional Verizon territories.

“This agreement fortifies Cordia’s position in the telecommunications industry in spite of the FCC’s regulatory ruling on UNE-P and allows for continued profitable revenue growth in our bundled services offerings,” said Patrick Freeman, President and CEO of Cordia. “We are pleased to have reached an agreement securing our position in the Verizon territory. Our goal is to continue offering quality telecommunications services at competitive rates and this agreement, in addition to the agreement we recently signed with Qwest, allow us to achieve that goal.  Our efforts to advance our position in the telecommunications market, also include our active negotiations with the other ILECs for long term replacements for UNE-P so that we may expand our offerings in to additional territories.”

Cordia Corporation develops and provides industry specific applications, solutions and services. Cordia’s primary operations are currently concentrated in the telecommunications industry through its operating subsidiary, Cordia Communications Corp. In addition to retail and wholesale telecommunications services, Cordia also provides a suite of proprietary Web-based software and outsourced services it refers to as “UNE-P in a Box” that permit competitive local and long distance telecommunications providers to rapidly introduce local and long distance services.

This release contains forward-looking statements that involve risks and uncertainties. Cordia's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, availability of management; availability, terms, and deployment of capital; Cordia's ability to successfully market its services to current and new customers, generate customer demand for its product and services in the geographical areas in which Cordia can operate, access new markets, all in a timely manner, at reasonable cost and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary in such forward-looking statements.